Exhibit 99.4

COMPANY CONTACT:	INVESTOR RELATIONS CONTACT:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES AGREEMENTS

TO CONSTRUCT A NITRIC ACID PLANT AND A NITRIC ACID

CONCENTRATOR AT ITS EL DORADO, ARKANSAS SITE

Oklahoma City, Oklahoma . . . November 12, 2013 . . . LSB Industries, Inc. (NYSE:LXU) (“LSB”), today announced that a subsidiary in its Chemical Business entered into agreements (“Agreements”) with SAIC Constructors, LLC (“SAIC”) to construct a 360,000 ton per year nitric acid plant and a 40,000 ton per year nitric acid concentrator plant (collectively, “Plants”) at an LSB subsidiary’s site in El Dorado, Arkansas. The Agreements provide for SAIC to manage the construction of the Plants. The obligations under the Agreements are guaranteed by each party’s parent company.

The total cost of the Plants is estimated to be approximately $120 million. The Plants are expected to be completed by mid-2015, subject to timely receipt of environmental permits and assuming no unexpected delays.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by use of the words “believes”, “expects”, “intends”, “anticipates”, “plans to”, “estimates”, “projects”, or similar expressions, including, without limitation, the cost to construct the Plants, the completion dates of the Plants, and funding of construction of the Plants. Actual results may differ materially from the forward-looking statements as a result of various future events, including without limitation, general economic conditions, weather conditions, receipt of permits and materials in a timely manner, and ability to comply with federal or state governmental regulatory requirements. These forward looking statements speak only as of the date of this press release, and LSB expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LSB’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of LSB, including the most recent Form 10-K and Forms 10-Q for quarters ended March 31, June 30, 2013 and September 30, 2013 for additional information about LSB and about the risks and uncertainties related to LSB’s business which may affect the statements made in this press release.

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